Exhibit 99.1

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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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MEDIA CONTACT: Sheila Odom, 402.458.2329
INVESTOR CONTACT: Cheryl Watson, 317.469.2064

For immediate release

NELNET ANNOUNCES ACQUISITIONS OF STUDENT MARKETING GROUP AND NATIONAL HONOR ROLL

(LINCOLN, NE) - Nelnet, Inc. (NYSE: NNI) announced today it has acquired Student Marketing Group, Inc. and National Honor Roll, L.L.C.

Student Marketing Group is a full service direct marketing agency providing a wide range of products and services to help businesses cost effectively reach the middle school, high school, college bound high school, college, and young adult marketplace. A division of Student Marketing Group, College Bound Selection Service provides marketing services and college bound student lists to college and university admissions offices nationwide. In addition, Student Marketing Group operates AllScholar.com, a free scholarship search Web site.

National Honor Roll recognizes middle and high school students for exceptional academic success by providing publication in the NATIONAL HONOR ROLL COMMEMORATIVE EDITION, as well as scholarships, a College Admissions Notification Service, and notice to local newspapers and elected officials.

"Student Marketing Group and National Honor Roll each bring a strong reputation and a wealth of different experiences building marketing relationships with students and schools," said Stephen Butterfield, Vice Chairman and Co-Chief Executive Officer of Nelnet. "These acquisitions will further diversify our revenue stream and provide an opportunity to leverage their intellectual capital and wealth of direct marketing expertise in our future operations."

Based in Lynbrook, New York, Student Marketing Group and National Honor Roll will operate as separate, wholly owned subsidiaries of Nelnet. Each company will retain its brand identity, management, and employee base.

Student Marketing Group founder and President Jan Stumacher said: "We are excited to join the Nelnet family. The combined companies will make tremendous resources available to our customers."

The purchase price of the acquisitions will range between $31 million and $51 million, based on the performance of the acquired companies. The acquisitions are expected to be immediately accretive, though not material, to Nelnet's base net income.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With more than $13 billion in student loan assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service more than $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.